Exhibit 99.1

Allergan Adopts One-Year Stockholder Rights Plan

IRVINE, Calif.—April 22, 2014—Allergan, Inc. (NYSE: AGN) (“Allergan” or the “Company”) today announced that its Board of Directors (the “Board”) has unanimously adopted a one-year stockholder rights plan (the “Plan”) effective April 22, 2014 and declared a dividend distribution of one preferred share purchase right on each outstanding share of the Company’s common stock.

Yesterday, the Company became aware of the recent rapid and previously undisclosed accumulation of a significant amount of the Company’s common stock in connection with an acquisition proposal made today by Valeant Pharmaceuticals, Inc. The Plan is not intended to prevent an acquisition of the Company on terms that the Board considers favorable to, and in the best interests of, all stockholders. Rather, the Plan aims to provide the Board with adequate time to fully assess any proposal.

Under the Plan, stockholders of record at the close of business on May 8, 2014 will receive one right for each share of Allergan common stock held on that date. The distribution of the rights is not taxable to stockholders, and the Plan is scheduled to expire on April 22, 2015.

Subject to limited exceptions, the rights will become exercisable if a person or group acquires beneficial ownership of 10% or more of Allergan’s common stock (including in the form of synthetic equity positions created by derivative securities). In that situation, each holder of a right (other than such person or members of such group, whose rights will become void and will not be exercisable) will be entitled to purchase a number of Allergan’s common shares for $500 that have a market value of twice the exercise price of the right.

Stockholders are not required to take any action to receive the rights distribution. Until the rights become exercisable, they will trade with the shares of the Company’s common stock. The Plan will not have an impact on the reported earnings per share of the Company and will not change the manner in which the Company’s common stock is currently traded.

Details about the Plan will be contained in a Form 8-K to be filed by Allergan with the U.S. Securities and Exchange Commission.

Goldman, Sachs & Co. and BofA Merrill Lynch are serving as financial advisors to the Company and Latham & Watkins is serving as legal counsel to the Company.

About Allergan

Allergan is a multi-specialty health care company established more than 60 years ago with a commitment to uncover the best of science and develop and deliver innovative and meaningful treatments to help people reach their life’s potential. Today, we have approximately 11,400 highly dedicated and talented employees, global marketing and sales capabilities with a presence in more than 100 countries, a rich and ever-evolving portfolio of pharmaceuticals, biologics, medical devices and over-the-counter consumer products, and state-of-the-art resources in R&D, manufacturing and safety surveillance that help millions of patients see more clearly, move more freely and express themselves more fully. From our beginnings as an eye care company to our focus today on several medical specialties, including eye care, neurosciences, medical aesthetics, medical dermatology, breast aesthetics, and urologics, Allergan is proud to celebrate more than 60 years of medical advances and proud to support the patients and customers who rely on our products and the employees and communities in which we live and work. For more information regarding Allergan, go to: www.allergan.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the Plan or any current or future proposal. These forward-looking statements are made as of the date they were first issued and are based on current expectations as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Allergan’s control. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risks can be found in press releases issued by Allergan, as well as Allergan’s public filings with the U.S. Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in Allergan’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Copies of Allergan’s press releases and additional information about Allergan are available at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 1-714-246-4636.

CONTACT: Allergan Contacts

Bonnie Jacobs, Allergan (714) 246-5134

Joele Frank and Matthew Sherman, Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449